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                                                                     Exhibit 2.1

                                                                [CONFORMED COPY]




                          AGREEMENT AND PLAN OF MERGER






                                  BY AND AMONG

                             ADFLEX SOLUTIONS, INC.,

                                  INNOVEX, INC.

                                       AND

                            INNOVEX ACQUISITION CORP.








                                  JULY 1, 1999
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                               TABLE OF CONTENTS

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RECITALS .........................................................................................................1

ARTICLE I.  THE TENDER OFFER......................................................................................1
         1.1      The Offer.......................................................................................1
         1.2      Offer, Documents................................................................................2
         1.3      Company Actions.................................................................................3
         1.4      Directors.......................................................................................4

ARTICLE II.  THE MERGER...........................................................................................5
         2.1      The Merger......................................................................................5
         2.2      The Closing.....................................................................................5
         2.3      Actions at the Closing..........................................................................5
         2.4      Effect of Merger................................................................................5
         2.5      Procedure for Payment...........................................................................6
         2.6      Closing of Transfer Records.....................................................................7
         2.7      Stock Plans.....................................................................................7

ARTICLE III.   REPRESENTATIONS OF THE COMPANY.....................................................................8
         3.1      Existence; Good Standing; Corporate Authority...................................................8
         3.2      Authorization, Validity and Effect of Agreement.................................................8
         3.3      Capitalization..................................................................................8
         3.4      Subsidiaries....................................................................................9
         3.5      Other Interests.................................................................................9
         3.6      No Conflict; Required Filings and Consents......................................................9
         3.7      Compliance with Laws and Investments...........................................................10
         3.8      SEC Documents..................................................................................10
         3.9      No Material Undisclosed Liabilities............................................................11
         3.10     Litigation.....................................................................................11
         3.11     Absence of Certain Changes.....................................................................11
         3.12     Taxes..........................................................................................11
         3.13     Property.......................................................................................12
         3.14     Millennium Compliance..........................................................................12
         3.15     Environmental Matters..........................................................................13
         3.16     Employee Benefit Plans.........................................................................13
         3.17     State Takeover Statutes; Poison Pill...........................................................14
         3.18     Voting Requirements............................................................................14
         3.19     No Brokers.....................................................................................14
         3.20     Opinion of Financial Advisor...................................................................15
         3.21     Offer Documents; Proxy Statement...............................................................15

ARTICLE IV.  REPRESENTATIONS OF THE PARENT AND THE PURCHASER.....................................................15
         4.1      Existence; Good Standing; Corporate Authority..................................................15
         4.2      Authorization, Validity and Effect of Agreement................................................16
         4.3      No Conflict; Required Filings and Consents.....................................................16

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         4.4      No Brokers.....................................................................................16
         4.5      Offer Documents; Proxy Statement...............................................................17
         4.6      Financing......................................................................................17
         4.7      Litigation.....................................................................................17
         4.8      SEC Documents..................................................................................17

ARTICLE V.  COVENANTS............................................................................................18
         5.1      Conduct of Business............................................................................18
         5.2      No Solicitation................................................................................20
         5.3      Filings, Reasonable Efforts....................................................................22
         5.4      Inspection of Records..........................................................................22
         5.5      Publicity......................................................................................23
         5.6      Proxy Statement................................................................................23
         5.7      Further Actions................................................................................23
         5.8      Insurance; Indemnity...........................................................................24
         5.9      Employee Benefits..............................................................................24
         5.10.    Credit Agreement...............................................................................25

VI.  CONDITIONS PRECEDENT........................................................................................25
         6.1      Conditions to Each Party's Obligation To Effect the Merger.....................................25
         6.2      Conditions to Obligation of Parent and Purchaser to Effect the Merger..........................25

ARTICLE VII.  TERMINATION........................................................................................26
         7.1      Termination by Mutual Consent..................................................................26
         7.2      Termination by Either Parent or Company........................................................26
         7.3      Termination by Company.........................................................................26
         7.4      Termination by Parent..........................................................................26
         7.5      Effect of Termination and Abandonment; Termination Fee.........................................27

VIII.  GENERAL PROVISIONS........................................................................................28
         8.1      Nonsurvival of Representations, Warranties and Agreements......................................28
         8.2      Notices........................................................................................28
         8.3      Assignment; Binding Effect.....................................................................29
         8.4      Entire Agreement...............................................................................29
         8.5      Amendment......................................................................................29
         8.6      Governing Law..................................................................................29
         8.7      Counterparts...................................................................................29
         8.8      Headings.......................................................................................30
         8.9      Certain Definitions/Interpretations............................................................30
         8.10     Waivers........................................................................................30
         8.11     Incorporation of Annex A.......................................................................31
         8.12     Severability...................................................................................31
         8.13     Enforcement of Agreement.......................................................................31
         8.14     Expenses.......................................................................................31
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

SIGNATURES.......................................................................................................32
ANNEX A.........................................................................................................A-1
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                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of July 1, 1999, by and among ADFlex Solutions, Inc., a Delaware corporation (the "Company"), Innovex, Inc., a Minnesota corporation ("Parent"), and Innovex Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser" and with the Company and Parent, "Parties").

                                    RECITALS

         Each of the Boards of Directors of the Company, Parent and Purchaser has determined that it is in the best interests of its respective stockholders for Purchaser to acquire the Company on the terms and subject to the conditions set forth herein (the "Acquisition");

         As a first step in the Acquisition, the Company, the Parent and the Purchaser each desire that Parent cause Purchaser to commence a cash tender offer (the "Offer") to purchase all of the Company's issued and outstanding shares, par value $0.01 per share (the "Shares"), for $3.80 per share, or such higher price as may be paid in the Offer (the "Per Share Amount"), on the terms and subject to the conditions set forth in this Agreement;

         To complete the Acquisition, each of the Boards of Directors of the Company, the Parent and the Purchaser has approved the merger of the Purchaser with and into the Company (the "Merger"), wherein any issued and outstanding Shares other than Shares tendered and purchased by the Purchaser pursuant to the Offer or owned directly or indirectly by the Company or any Dissenting Shares (as hereinafter defined) will be converted into the right to receive the Per Share Amount, on the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL");

         The Board of Directors of the Company (the "Company Board") has unanimously resolved to recommend that the holders of the Shares accept the Offer and adopt this Agreement and has determined that the consideration to be paid for each Share in the Offer and the Merger is fair to the holders of such Shares;

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and covenants herein contained, the Parties agree as follows.

                           ARTICLE I. THE TENDER OFFER

         1.1      The Offer.

         (a) As promptly as practicable (but in any event not later than three business days after the public announcement of the execution and delivery of this Agreement), Parent will cause the Purchaser to commence (within the meaning of Rule 14d-2 under the Securities

Exchange Act of 1934, as amended (the "Exchange Act")), the Offer for all of the Shares at the Per Share Amount, net to the seller in cash (subject to reduction for any applicable federal back-up withholding or stock transfer taxes payable by the seller). Notwithstanding the foregoing, if between the date of this Agreement and the Purchase Date (as hereinafter defined) the outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Per Share Amount will be correspondingly adjusted on a per-share basis to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of Shares. The obligation of Parent to cause the Purchaser to commence the Offer and to accept for payment and to pay for Shares validly tendered in the Offer and not withdrawn in accordance therewith will be subject only to those conditions set forth in Annex A hereto (the "Offer Conditions").

         (b) Without the prior written consent of the Company, the Purchaser will not, and Parent will cause the Purchaser not to, (i) decrease or change the form of the Per Share Amount, (ii) decrease the number of Shares subject to the Offer, (iii) amend or waive the Minimum Condition (as defined in Annex A hereto) or impose conditions other than the Offer Conditions on the Offer, (iv) except as provided in this Section 1.1(b), extend the expiration date of the Offer or
(v) amend any term of the Offer in any manner materially adverse to holders of Shares. The Purchaser may, without the consent of the Company, (i) extend the Offer from time to time if at the initial expiration date of the Offer (which initial expiration date shall be 20 business days following commencement of the Offer) or any extension thereof any of the Offer Conditions shall not have been satisfied or waived, until such time as such conditions are satisfied or waived but not beyond December 31, 1999, and (ii) extend the Offer for any period required by any rule, regulation, interpretation or positions of the Securities and Exchange Commission, (the "SEC") or the staff thereof applicable to the Offer but not beyond December 31, 1999. The Purchaser will, from time to time, at the request of the Company, extend the Offer if at any scheduled expiration date of the Offer any of the Offer Conditions has not been satisfied or waived until such time as such conditions are satisfied or waived; provided, however, that the Purchaser shall not be required to extend the Offer beyond December 31, 1999. Assuming the satisfaction or waiver of the Offer Conditions, Parent will cause the Purchaser to accept for payment and pay for, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after expiration of the Offer. The date on which the Purchaser shall purchase and pay for Shares tendered pursuant to the Offer shall hereinafter be referred to as the "Purchase Date."

         1.2      Offer, Documents.

         (a) As soon as practicable an the date of commencement of the Offer, Parent and the Purchaser will file or cause to be filed with the SEC a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") which will contain an offer to purchase and related letter of transmittal and other ancillary offer documents and instruments pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the "Offer Documents") and which Parent and Purchaser represent, warrant and covenant will comply in all material respects with the Exchange Act and other applicable Laws and will contain (or will be amended in a timely manner so as to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and other applicable Laws; provided, however, that (i) no agreement or representation hereby is made or will be made by

Parent or the Purchaser with respect to information supplied by the Company in writing expressly for inclusion in, or information derived from the Company's public SEC filings (as amended by any subsequent SEC filings) which is incorporated by reference or included in, the Offer Documents and (ii) no representation, warranty or covenant is made or will be made herein by the Company with respect to information contained in the Offer Documents other than information supplied by the Company in writing expressly for inclusion in, or information derived from the certain SEC documents filed by the Company (as amended by any SEC documents subsequently filed by the Company) which is incorporated by reference or included in, the Offer Documents.

         (b) Parent, the Purchaser and the Company will each promptly correct any information provided by them for use in the Offer Documents if and to the extent that it becomes false or misleading in any material respect and Parent and the Purchaser will jointly and severally take all lawful action necessary to cause the Offer Documents as so corrected to be filed promptly with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable Law. In conducting the Offer, Parent and Purchaser will comply in all material respects with the provisions of the Exchange Act and other applicable Laws. Parent and the Purchaser will afford the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC.

         1.3 Company Actions. The Company hereby consents to the Offer and represents that (a) the Company Board (at a meeting duly called and held) has
(i) determined that this Agreement, the Offer and the Merger are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (iii) resolved to recommend acceptance of the Offer and adoption of this Agreement by the holders of Shares and (b) BancBoston Robertson Stephens, Inc. has delivered to the Company Board the Fairness Opinion described in
Section 3.20. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board of Directors referred to in this
Section 1.3; provided however, that the Company Board may withdraw, modify or amend such recommendation in accordance with Section 5.2(b). The Company will file with the SEC simultaneously with the filing by Parent and the Purchaser of the Schedule 14D-1 a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, "Schedule 14D-9") containing such recommendations of the Company Board in favor of the Offer and the Merger. The Company represents, warrants and covenants that Schedule 14D-9 will comply in all material respects with the Exchange Act and any other applicable Laws and will contain (or will be amended in a timely manner so as to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and other applicable Laws. The Company will include in the Schedule 14D-9 information furnished by Parent in writing concerning Parent's Designees (as hereinafter defined) as required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder and will use its reasonable efforts to have the Schedule 14D-9 available for inclusion to the initial mailing (and any subsequent mailing) of the Offer Documents to holders of Shares. Each of the Company and Parent will promptly correct any information provided by them for use in Schedule 14D-9 if and to the extent that it becomes false or misleading in any material respect and the Company will further take all lawful action necessary to cause Schedule 14D-9 as so corrected to be filed promptly with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable Law. Parent and its counsel will be given a reasonable opportunity to review the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC. In connection with the Offer, the Company will promptly furnish Parent with mailing labels, security position listings and all available listings or computer files containing the names and addresses of the record holders of Shares as of the latest practicable date and will furnish Parent such information and assistance (including updated lists of stockholders, mailing labels and lists of security positions) as Parent or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable Law, and except for such actions as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and the Purchaser will, and will instruct each of their respective Affiliates, associates, partners, employees, agents and advisors to, hold in confidence the information contained in such labels, lists and files, will use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated in accordance with its terms, will deliver promptly to the Company (or destroy and certify to the Company the destruction of) all copies of such information (and any copies, compilations or extracts thereof or based thereon) then in their possession or under their control.

         1.4      Directors.

         (a) Promptly upon the purchase of Shares by Purchaser pursuant to the Offer, and from time to time thereafter, (i) Parent will be entitled to designate such number of directors ("Parent's Designees"), rounded up to the next whole number, as will give Parent, subject to compliance with Section 14(f) of the Exchange Act, representation on the Company Board equal to the product of
(A) the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this Section 1.4) and (B) the percentage that such number of Shares so purchased bears to the aggregate number of Shares outstanding (such number being, the "Board Percentage"); provided, however, that if the number of Shares purchased pursuant to the Offer equals or exceeds a majority of the outstanding Shares, the Board Percentage will in all events be at least a majority of the members of the Company Board and (ii) the Company will, upon request by Parent, promptly satisfy the Board Percentage by (A) increasing the size of the Company Board or (B) using reasonable efforts to secure the resignations of such number of directors as is necessary to enable Parent's Designees to be elected to the Company Board and will use its reasonable efforts to cause Parent's Designees promptly to be so elected, subject in all instances to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. At the request of Parent, the Company will take all lawful action necessary to effect any such election. Parent will supply to the Company in writing and be solely responsible for any information with respect to itself, the Parent's Designees and Parent's officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to be included in the Schedule 14D-9. Notwithstanding the foregoing, at all times prior to the Effective Time, the Company Board will include at least three Continuing Directors. For purposes of this Agreement, the term "Continuing Directors" means those directors of the Company who were directors of the Company as of the date of this Agreement.

         (b) Notwithstanding any other provision hereof, of the certificate of incorporation or bylaws of the Company or of applicable Law to the contrary, following the election or appointment of Parent's Designees pursuant to this
Section 1.4 and prior to the Effective Time, any amendment or termination of this Agreement by the Company, extension by the Company for the performance or waiver of the obligations or other acts of Parent or Purchaser hereunder or waiver by the Company of the Company's rights hereunder will, in addition to the approval of the Company Board, require the affirmative vote of the majority of members of a committee comprised of those members of the Company Board who are Continuing Directors.

                             ARTICLE II. THE MERGER

         2.1 The Merger. On and subject to the terms and conditions of this Agreement, the Purchaser will merge with and into the Company (the "Merger") at the Effective Time. The Company shall be the corporation surviving the Merger (the "Surviving Corporation").

         2.2 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Fennemore Craig in Phoenix, Arizona, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no earlier than August 3, 1999.

         2.3 Actions at the Closing. At the Closing, (i) the Company and the Purchaser will file with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger") and (ii) the Parent will cause the Surviving Corporation to deliver the Payment Fund to the Paying Agent in the manner provided in Section 2.5.

         2.4      Effect of Merger.

         (a) The Merger shall become effective at the time (the "Effective Time") the Company and the Purchaser file the Certificate of Merger with the Secretary of State of the State of Delaware. The Merger shall have the effect set forth in the DGCL. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or the Purchaser in order to carry out and effectuate the transactions contemplated by this Agreement.

         (b) The Certificate of Incorporation of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the Certificate of Incorporation of the Purchaser immediately prior to the Effective Time (except that the name of the Surviving Corporation will remain unchanged).

         (c) The Bylaws of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the Bylaws of the Purchaser immediately prior to the Effective Time (except that the name of the Surviving Corporation will remain unchanged).

         (d) The directors of the Purchaser shall become the directors, and the officers of the Company shall become the officers, of the Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office).

         (e)      At and as of the Effective Time,

                  (i) each share of Common Stock, $0.01 par value per share, of the Purchaser shall be converted into one share of Common Stock, $0.01 par value per share, of the Surviving Corporation;

                  (ii) each Share held in the treasury of the Company or any Subsidiary (a "Treasury Share") and each Share owned by Parent, Purchaser or any other direct or indirect wholly owned subsidiary of the Parent immediately before the Effective Time other than shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties (a "Parent-Owned Share") will be automatically canceled and retired and will cease to exist and no payment or other consideration will be made with respect thereto;

                  (iii) each Share (other than any Dissenting Share, Treasury Share or Parent-Owned Share) shall be converted into the right to receive the Per Share Amount. All such Shares, when so converted, will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate formerly representing any such Share will cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.5; and

                  (iv) each Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of the DGCL.

         Any payment made pursuant to this Section 2.4 and Section 2.5 will be made net of applicable withholding taxes to the extent such withholding is required by law. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, split, combination or exchange of shares, the Per Share Amount will be correspondingly adjusted on a per-share basis to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. No Share shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 3.4(e) after the Effective Time.

         2.5      Procedure for Payment.

         (a) Immediately after the Effective Time (in any event, within two business days following the Effective Time), (A) the Parent will cause the Surviving Corporation to furnish to Boston EquiServe (the "Paying Agent") a corpus (the "Payment Fund") consisting of cash sufficient in the aggregate for the Paying Agent to make full payment of the Merger Consideration to the holders of all of the outstanding Shares (other than any Dissenting Shares, Treasury Shares and Parent-Owned Shares) and (B) the Parent will cause the Paying Agent to mail a letter of transmittal (with instructions for its use) to each record holder of outstanding Company Shares for the holder to use in surrendering the certificates which represented his, her or its Shares against payment of the Merger Consideration. No interest will accrue or be paid to the holder of any outstanding Company Shares.

         (b) The Parent may cause the Paying Agent to invest the cash included in the Payment Fund in one or more of the investments; provided, however, that the terms and conditions of the investments shall be such as to permit the Paying Agent to make prompt payment of the Merger Consideration as necessary. The Parent may cause the Paying Agent to pay over to the Surviving Corporation any net earnings with respect to the investments, and the Parent will cause the Surviving Corporation to replace promptly any portion of the Payment Fund which the Paying Agent loses through investment.

         (c) The Parent may cause the Paying Agent to pay over to the Surviving Corporation any portion of the Payment Fund (including any earnings thereon) remaining 180 days after the Effective Time, and thereafter all former stockholders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) as general creditors thereof with respect to the cash payable upon surrender of their certificates.

         (d) The Parent shall cause the Surviving Corporation to pay all charges and expenses of the Paying Agent.

         2.6 Closing of Transfer Records. After the close of business on the Closing Date, transfers of Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation.

         2.7      Stock Plans.

         (a) At the Effective Time, each holder of a then-outstanding option to purchase Shares under Company's 1993 Equity Incentive Plan, 1994 Stock Incentive Plan and Employee Stock Purchase Plan (collectively, the "Stock Option Plans"), whether or not then exercisable (the "Options"), will, in settlement thereof, receive from the Company for each Share subject to such Option an amount (subject to any applicable withholding tax) in cash equal to the difference between the Per Share Amount and the per Share exercise price of such Option to the extent such difference is a positive number (such amount being hereinafter referred to as, the "Option Consideration"); provided, however, that with respect to any person subject to Section 16(a) of the Exchange Act, any such amount will be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act. At the Effective Time, each Option will be canceled, and any and all rights the holder had or may have had in respect to such Option shall be released.

         (b) Prior to the Effective Time, Company will use reasonable efforts to obtain all necessary consents or releases from holders of Options under the Stock Option Plans and take all such other lawful action as may be necessary to give effect to the transactions contemplated by this Section 2.7. Except as otherwise agreed to by the parties, (i) the Stock Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Company or any Subsidiary thereof shall be canceled as of the Effective Time and (ii) Company shall use reasonable efforts to assure that following the Effective Time no participant in the Stock Option Plans or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of Company, the Surviving Corporation or any Subsidiary thereof.


                   ARTICLE III. REPRESENTATIONS OF THE COMPANY

         The Company hereby represents and warrants to each of Parent and Purchaser that, except as set forth in the letter, dated the date hereof, from the Company to Parent initialed by those parties (the "Company Disclosure Letter") as follows:

         3.1 Existence; Good Standing; Corporate Authority. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of each other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a Company Material Adverse Effect. The Company has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Each of the Company's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate power and authority to own its properties and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Company Material Adverse Effect. As used in this Agreement, (i) "Company Material Adverse Effect" means any change, effect, event or condition (other than an action or suit challenging the transactions contemplated by this Agreement) that would (A) have a material adverse effect on the business, properties, results of operations, financial condition or prospects of the Company and its Subsidiaries, taken as a whole, (B) prevent or materially delay consummation of any of the transactions contemplated hereby or (C) prevent or materially delay the Company's ability to consummate the transactions contemplated hereby and
(ii) the term "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions.

         3.2 Authorization, Validity and Effect of Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement, and all agreements and documents contemplated hereby to be executed and delivered by it. Subject only to the approval of the Merger by the holders of a majority of the outstanding Shares, this Agreement, the Offer, the Merger and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby to be executed and delivered by the Company will constitute (when executed and delivered pursuant hereto), the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

         3.3 Capitalization. The authorized capital stock of the Company consists of 40,000,000 Shares and 10,000,000 shares of preferred stock. As of the date hereof, there were (a) 8,984,518 Shares issued and outstanding, each of which was duly authorized, validly issued, duly paid and nonassessable, (b) no shares of preferred stock of the Company had been designated or issued, (c) no Shares were held in treasury of the Company, (d) 181,746 Shares were reserved for issuance under the Stock Option Plans and (e) Options to purchase 1,093,821 Shares had been granted under the Stock Option Plans. Since the date hereof, no additional shares of capital stock of the Company have been issued except pursuant to the exercise of Options or the ESPP (as hereinafter defined) and no other options, warrants or other rights to acquire shares of the Company's capital stock (collectively, the "Company Rights") have been granted. Except as described in the preceding sentence, the Company has no outstanding bonds, debentures, notes or other securities or obligations the holders of which have the right to vote or which are convertible into or exercisable for securities having the right to vote on any matter on which any stockholder of the Company has a right to vote. All issued and outstanding Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are not any existing options, warrants, calls, subscriptions, convertible securities or other Company Rights that obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of the Company or any of its Subsidiaries other than the Options. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem, exchange or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries. There are no outstanding contractual obligations of the Company to vote or to dispose of any shares of the capital stock of any of its Subsidiaries.

         3.4 Subsidiaries. Exhibit 21 to the Company's Annual Report on Form 10-K for the fiscal year ended December 27, 1998, lists all of the Subsidiaries of the Company. The Company owns, directly or indirectly, all of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Subsidiary) of each of the Company's Subsidiaries free and clear of all liens, pledges, security interests, claims or other encumbrances (collectively, "Liens"). Each of the outstanding shares of capital stock (or such other ownership interests) of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable.

         3.5 Other Interests. Except for interests in the Company's Subsidiaries, neither the Company nor any of the Company's Subsidiaries owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than (a) non-controlling investments in the ordinary course of business and corporate partnering, development, cooperative marketing and similar undertakings and arrangements entered into in the ordinary course of business and (b) other investments of less than $1.0 million in the aggregate).

         3.6      No Conflict; Required Filings and Consents.

         (a) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby will not, (i) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries,
(ii) subject to making the filings and obtaining the approvals identified in
Section 3.6(b), conflict with or violate any statute, rule, regulation or other legal requirement ("Law") or order, judgment or decree ("Order") applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under or give to others any right of purchase or sale, or any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or affected.

         (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a "Governmental Entity"), except (i) applicable requirements, if any, of the Exchange Act, (ii) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") and (iii) the filing of a certificate of merger pursuant to the DGCL.

         3.7 Compliance with Laws and Investments. Neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of, (a) any material Law or Order applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (b) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or affected. The Company and its Subsidiaries have obtained all material licenses, permits and other authorizations and have taken all actions required by applicable Law or government regulations in connection with their business as now conducted.

         3.8      SEC Documents.

         (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 1996 (collectively, the "Company Reports"). As of their respective dates, the Company Reports and any such reports, forms and other documents filed by the Company with the SEC after the date of this Agreement (i) complied, or will comply, in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act and the rules and regulations thereunder and
(ii) did not, or will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representation in the preceding sentence does not apply to any misstatement or omission in any Company Report filed prior to the date of this Agreement which was superseded by a subsequent Company Report filed prior to the date of this Agreement. No Subsidiary of the Company is required to file any report, form or other document with the SEC.

         (b) Each of the financial statements included in or incorporated by reference into the Company Reports (including the related notes and schedules) presents fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of its date or, if applicable, the results of operations, retained earnings or cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

         3.9 No Material Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Company or described or referred to in the notes thereto prepared in accordance with generally accepted accounting principles consistently applied, except for (i) liabilities or obligations that were so reserved on, or reflected in (including the notes to), the consolidated balance sheet of the Company as of December 27, 1998 and (ii) liabilities or obligations arising in the ordinary course of business (including trade indebtedness) since December 27, 1998.

         3.10 Litigation. There are no material actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries and there are no Orders of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries.

         3.11 Absence of Certain Changes. Except as described in the Company Reports filed and publicly available prior to the date hereof (the "Company Filed Reports") since December 27, 1998, there has not been (a) any Company Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend of other distribution with respect to its capital stock, (c) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for any shares of the Company's capital stock,
(d) any granting by the Company or any of its Subsidiaries to any director or executive officer of the Company of any increase in compensation, (e) any granting by the Company or any of its Subsidiaries to any director or executive officer of any increase in severance or termination pay, (f) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any director or executive officer or (g) except insofar as may be required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices by the Company.

         3.12     Taxes.

         (a) (i) Each of the Company and its Subsidiaries has (A) duly and timely filed (including applicable extensions) all material Tax Returns (as hereinafter defined) required to be filed and (B) paid in full or established adequate reserves (in accordance with GAAP) for all material Taxes (as hereinafter defined) shown to be due on such Tax Returns; (ii) as of the date hereof, neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding; and (iii) no material (A) audit or examination or (B) refund litigation with respect to any Tax Return is pending.

         (b) As used in this Agreement, the following terms shall have the following meanings:

                  (i) "Tax" or "Taxes" shall mean all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign governmental authority, including, but not limited to, income, gross receipts, excise, property, sales, gain, use, license, custom, duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, and other taxes, and shall include interest, penalties or additions attributable thereto; and

                  (ii) "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         3.13     Property.

         (a) The Company and its Subsidiaries own or have the right to use all material intellectual property used by them in connection with their business, including (A) trademarks and service marks (registered or unregistered) and trade names, and all goodwill associated therewith, (B) patents, patentable inventions, discoveries, improvements, ideas, know-how, processes and computer programs, software and databases (including source code), (C) trade secrets and the right to limit the use or disclosure thereof, (D) copyrights in all works, including software programs and mask works, and (E) domain names (collectively, "Intellectual Property").

         (b) As of the date of this Agreement, there is no suit, action or proceeding pending or, to the Company's Knowledge, threatened against or affecting the Company or any of its Subsidiaries, which challenges the legality, validity, enforceability of, or the Company's or any of its Subsidiaries' use or ownership of, any Intellectual Property owned by the Company or any of its Subsidiaries, or, to the Company's Knowledge, licensed to the Company or to any of its Subsidiaries.

         (c) The conduct of the Company's and its Subsidiaries' business, the Intellectual Property owned or used by the Company and its Subsidiaries and the products or services produced, sold or licensed by the Company and its Subsidiaries do not infringe, violate or misappropriate any Intellectual Property right or any other proprietary right of any person or give rise to any obligations to any person as a result of co-authorship, co-inventorship, or any express or implied contract for any use or transfer.

         3.14     Millennium Compliance.

         (a) In the opinion of the Company, achieving Millennium Compliance for all proprietary technology used or held for use in the business of the Company, including without limitation all Intellectual Property so used or held (collectively, "Technology"), would not, individually or in the aggregate, have a Company Material Adverse Effect.

         (b) For purposes of this Agreement, the Technology will be "Millennium Compliant" if:

               (i) No value for a current date will cause any interruption in operation;

               (ii) Date-based functionality must behave consistently for dates prior to, during and after the year 2000;

               (iii) In all interfaces and data storage, the century in any date must be specified either explicitly or by unambiguous algorithms or inferencing rules; and

               (iv) The year 2000 must be recognized as a leap year.

         3.15     Environmental Matters.

         (a) Except as disclosed in the Company Filed Reports (i) neither the Company nor any of its Subsidiaries has violated or is in violation of any Environmental Law; (ii) none of the real property owned or leased by the Company or any Subsidiary (including without limitation soils and surface and ground waters) are contaminated with any Hazardous Substance in quantities which require investigation or remediation under Environmental Laws; (iii) neither the Company nor any of its Subsidiaries is liable for any off-site contamination;
(iv) neither the Company nor any of its Subsidiaries has any liability or remediation obligation under any Environmental Law; (v) no assets of the Company or any of its Subsidiaries are subject to pending or, to the Knowledge of the Company, threatened Liens under any Environmental Law; (vi) the Company and its Subsidiaries have all Permits required under any Environmental Law ("Environmental Permits"); and (vii) the Company and its Subsidiaries are in compliance with their respective Environmental Permits.

         (b) For purposes of this Agreement, the term (i) "Environmental Laws" means any federal, state or local Law relating to: (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances;
(B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous substances or materials containing Hazardous Substances; or (C) otherwise relating to pollution of the environment or the protection of human health, and (ii) "Hazardous Substances" means: (A) those materials, pollutants and/or substances defined in or regulated under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Clean Air Act; (B) petroleum and petroleum products including crude oil and any fractions thereof; (C) natural gas, synthetic gas and any mixtures thereof; (D) radon; and (E) any materials, pollutants and/or substance with respect to which any Governmental Entity requires environmental investigation, monitoring, reporting or remediation.

         3.16 Employee Benefit Plans. Except as described in the Company Filed Reports, (a) all employee benefit plans or programs maintained for the benefit of the current or former employees or directors of the Company or any of its Subsidiaries that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability, including without limitation any such plan that is an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), are in compliance with all applicable requirements of law, including ERISA and the Code, (b) neither the Company nor any of its Subsidiaries has any liabilities or obligations with respect to any such employee benefit plans or programs, whether accrued, contingent or otherwise, nor to the Knowledge of the Company are any such liabilities or obligations expected to be incurred and (c) neither the Company nor any of its Subsidiaries is a party to any contract or other arrangement under which, after giving effect to the Offer or the Merger, Parent or the Surviving Corporation would be obligated to make any excess parachute payment within the meaning of the Code. Except the Stock Option Plans, the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, program, policy, arrangement or agreement or any trust, loan or funding arrangement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee.

         3.17     State Takeover Statutes; Poison Pill.

         (a) The Company Board has approved the Offer, the Merger, this Agreement and the transactions contemplated hereby, and such approval is sufficient to render inapplicable to the Offer, the Merger, this Agreement and the transactions contemplated hereby, the provisions of Section 203 of the DGCL. No other state "fair price," "merger moratorium," "control share acquisition" or other state antitakeover or similar statute or state regulation applies or purports to apply to the Merger, this Agreement, the Offer or any of the transactions contemplated hereby.

         (b) The Company and its Board of Directors have amended the Rights Agreement between the Company and First National Bank of Boston, NA dated July 10, 1996 (the "Rights Agreement") (without redeeming the Rights issued thereunder), which amendment has been provided to Parent, so that neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) cause any Rights issued pursuant to the Rights Agreement to become exercisable, to be triggered or to separate from the shares to which they are attached, (ii) cause the Parent or the Purchaser or any of their affiliates to be an Acquiring Person (as defined in the Rights Agreement) in connection with the transactions contemplated hereby or (iii) trigger other provisions of the Rights Agreement, including giving rise to a Distribution Date (as defined in the Rights Agreement) in connection with the transactions contemplated hereby, and such amendment shall remain in full force and effect from and after the date hereof.

         3.18 Voting Requirements. The affirmative vote of the holders of a majority of the issued and outstanding Shares, voting as a single class, at the Company Stockholders' Meeting (as hereinafter defined) to adopt this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.

         3.19 No Brokers. With the exception of the Company's retention of BancBoston Robertson Stephens, Inc. the Company has not entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of the Company, Parent or Purchaser to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         3.20 Opinion of Financial Advisor. The Company has received the opinion of BancBoston Robertson Stephens, Inc. to the effect that, as of the date hereof, the consideration to be received by the holders of Shares in the Offer and the Merger is fair to such holders from a financial point of view.

         3.21 Offer Documents; Proxy Statement. (a) The proxy statement to be sent to the stockholders of the Company in connection with a meeting of the Company's stockholders to consider the Merger (the "Company Stockholders' Meeting") or the information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, is herein referred to as the "Proxy Statement"), at the date mailed to the stockholders of the Company and at the time of the Company Stockholders' Meeting (i) will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply in all material respects with the Exchange Act and the rules and regulations thereunder. Neither the Schedule 14D-9 nor any of the information relating to the Company or its Affiliates provided by or on behalf of the Company specifically for inclusion in the Schedule 14D-1 or the Offer Documents will, at the respective times the
Schedule 14D-9, the Schedule 14D-1 and the Offer Documents or any amendments or supplements thereto are filed with the SEC and are first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by the Company with respect to any information supplied or approved by the Parent or the Purchaser specifically for inclusion in the Proxy Statement or the Schedule 14D-9.

           ARTICLE IV. REPRESENTATIONS OF THE PARENT AND THE PURCHASER

         Each of Parent and Purchaser represents and warrants to the Company as of the date of this Agreement as follows:

         4.1 Existence; Good Standing; Corporate Authority. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of Minnesota. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Parent is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not prevent or materially delay Parent's or Purchaser's ability to consummate the transactions contemplated hereby (a "Parent Material Adverse Effect"). Parent has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted.

         4.2 Authorization, Validity and Effect of Agreement. Each of Parent and the Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed respectively by it. This Agreement, the Offer, the Merger and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly and validly authorized by the respective Boards of Directors of Parent and Purchaser and by Parent as sole stockholder of Purchaser, and no other corporate action on the part of Parent and Purchaser is necessary to authorize this Agreement, the Offer and the Merger or to consummate the transactions contemplated hereby or thereby. This Agreement constitutes, and all agreements and documents contemplated hereby and thereby to be executed and delivered by Parent or Purchaser will constitute (when executed and delivered pursuant hereto), the valid and binding obligations of Parent or the Purchaser, as the case may be, enforceable respectively against them in accordance with their respective terms.

         4.3      No Conflict; Required Filings and Consents.

         (a) The execution and delivery of this Agreement by Parent and the Purchaser do not, and the consummation by Parent and Purchaser of the transactions contemplated hereby will not, (i) conflict with or violate the articles (certificate) of incorporation or bylaws of Parent or Purchaser, (ii) subject to making the filings and obtaining the approvals identified in Section 4.3(b), conflict with or violate any Law or Order applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any property or asset of Parent or any of its Subsidiaries is bound or affected, except, in the case of clauses (ii) and (iii) only, for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, to have a Parent Material Adverse Effect.

         (b) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby by either of them will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for (i) applicable requirements, if any, of the Exchange Act, (ii) the pre-merger notification requirements of the HSR Act and (iii) the filing of a certificate of merger pursuant to the DGCL, and where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Parent Material Adverse Effect.

         4.4 No Brokers. Neither Parent or the Purchaser has entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of the Company to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         4.5 Offer Documents; Proxy Statement. None of the information supplied by the Parent, the Purchaser, their respective officers, directors, representatives, agents or employees, for inclusion in the Proxy Statement, or in any amendments thereof or supplements thereto, will, on the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Stockholders' Meeting, contain any statement which, at such time and in light of the circumstances under which it will be made, will be false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting which has become false or misleading. The Schedule 14D-1 will comply in all material respects with the Exchange Act and the rules and regulations thereunder. Neither the Schedule 14D-1 nor any of the information relating to Parent or its Affiliates provided by or on behalf of Parent specifically for inclusion in the Schedule 14D-9 will, at the respective times the Schedule 14D-1, the Schedule 14D-9 and the Offer Documents or any amendments or supplements thereto are filed with the SEC and are first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by Parent with respect to any information supplied or approved by the Company specifically for inclusion in the Schedule 14D-1.

         4.6 Financing. Parent has funds sufficient to consummate the Offer and the Merger on the terms contemplated by this Agreement, and at the expiration of the Offer and the Effective Time, Parent and Purchaser shall have available funds sufficient to perform their respective obligations under this Agreement, including without limitation payment in full for all Shares validly tendered in the Offer and all Shares (other than Dissenting Shares, Treasury Shares and Parent Owned Shares) outstanding at the Effective Time and the pay off of all outstanding balances under that certain Credit Agreement among the Company, BankBoston N.A. and BankBoston N.A., as agent for Lenders, as amended ("Credit Agreement").

         4.7 Litigation. As of the date hereof, there is no suit, action, arbitration, proceeding, claim or investigation pending or threatened against the Parent or Purchaser, nor is there any reasonable basis therefor, that individually or in the aggregate could reasonably be expected to (i), except as disclosed in the Parent SEC Documents, have a Parent Material Adverse Effect,
(ii) challenge or seek to enjoin or seek damages with respect to the Parent's or Purchaser's entering into and performing this Agreement or impair the ability of the Parent or Purchaser to perform their respective obligations under this Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement.

         4.8      SEC Documents.

         (a) Parent has filed all forms, reports and documents required to be filed by it with the SEC since October 1, 1995 (collectively, the "Parent Reports"). As of their respective dates, the Parent Reports and any such reports, forms and other documents filed by Parent with the SEC after the date of this Agreement (i) complied, or will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder and (ii) did not, or will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representation in the preceding sentence does not apply to any misstatement or omission in any Parent Report filed prior to the date of this Agreement which was superseded by a subsequent Parent Report filed prior to the date of this Agreement. No Subsidiary of Parent is required to file any report, form or other document with the SEC.

         (b) Each of the financial statements included in or incorporated by reference into the Parent Reports (including the related notes and schedules) presents fairly, in all material respects, the consolidated financial position of Parent and its Subsidiaries as of its date or, if applicable, the results of operations, retained earnings or cash flows, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

                              ARTICLE V. COVENANTS

         5.1      Conduct of Business.

         (a) Conduct of Business By the Company. During the period from the date of this Agreement to the Effective Time, the Company will, and will cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Laws and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those Persons having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Effective Time. Without limiting the generality or effect of the foregoing, except pursuant to the terms and conditions of this Agreement or as expressly and specifically described in Section 5.1 of the Company Disclosure Letter, during the period from the date of this Agreement to the Effective Time, the Company will not, and will not permit any of its Subsidiaries to:

                  (i) other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned Subsidiary of the Company to its parent, or by a Subsidiary that is partially owned by the Company or any of its Subsidiaries, provided that the Company or any such Subsidiary receives its proportionate share thereof, (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                  (ii) except upon exercise of the Options or with respect to the July 31, 1999 purchase under the 1994 Employee Stock Purchase Plan, as amended ("ESPP"), issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

                  (iii) amend its certificate of incorporation, bylaws or other comparable organizational documents;

                  (iv) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof;

                  (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, other than in the ordinary course of business consistent with past practice;

                  (vi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any Subsidiary of the Company or to officers and employees of the Company or any of its Subsidiaries for travel, business or relocation expenses in the ordinary course of business;

                  (vii) make or agree to make any capital expenditure or capital expenditures other than capital expenditures set forth in the capital budget of the Company;

                  (viii) make any change to its accounting methods, principles or practices, except as may be required by generally accepted accounting principles;

                  (ix) except as required by Law or contemplated hereby, enter into, adopt or amend in any material respect or terminate any Stock Option Plan or any other agreement, plan or policy involving the Company or any of its Subsidiaries and one or more of their directors, officers or employees, or materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company pension plans, or change the manner in which contributions to any Company pension plans are made or the basis on which such contributions are determined;

                  (x) increase the compensation of any director or executive officer of the Company or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such Person;

                  (xi) hire any new domestic employees, or enter into consulting or similar agreements, other than employees providing direct labor; or

                  (xii) authorize, or commit or agree to take, any of the foregoing actions.

         (b) Meeting of Stockholders. (i) The Company will take all action necessary pursuant to applicable Law and its certificate of incorporation and bylaws to convene a meeting of its Stockholders as promptly as practicable to consider and vote upon the adoption of this Agreement. The Company Board will recommend such adoption and the Company will each take all lawful action to solicit such approval, including without limitation timely mailing any

Proxy Statement; provided, however, if the Company Board determines in good faith, after taking into account the advice of its legal counsel, that it is necessary in order to comply with its fiduciary duties to the Company's stockholders under applicable Law, the Company Board may change such recommendation or solicitation (but not such action to convene the Company Stockholders' Meeting), including any withdrawal or change of its recommendation. Without limiting the generality or effect, the Company's obligations pursuant to the first sentence of this Section 5.1(b) will not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal. (ii) Notwithstanding Section 5.1(b)(i), in the event that Parent, the Purchaser or any other Subsidiary of Parent acquires at least 90% of the outstanding shares pursuant to the Offer or otherwise, the Parties agree to take all necessary and appropriate action to cause the Merger to become effective in accordance with the DGCL without a meeting of stockholders of the Company as soon as practicable after the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer. (iii) Purchaser shall vote all shares owned by it for the Merger.

         (c) ESOP. The Company shall discontinue the ESOP effective on the date hereof; provided that purchases for the current period under the ESOP may be completed provided that the allowable contributions thereunder are not increased.

         5.2 No Solicitation.

         (a) The Company, its Affiliates and their respective officers, directors, employees, representatives and agents will immediately cease any discussions or negotiations, if any, with any parties conducted heretofore with respect to any Company Takeover Proposal. The Company will not, nor will it permit any of its Subsidiaries, to, nor will it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage (including without limitation by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes or reasonably may give rise to any Company Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal; provided, however, that if, at any time prior to the Purchase Date, the Company Board determines in good faith, after taking into account the advice of its legal counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable Law, the Company may, in response to a Company Takeover Proposal that was not solicited by it and did not otherwise result from a breach of any provision of this Agreement, (A) furnish information with respect to the Company and each of its Subsidiaries to any Person pursuant to a customary confidentiality agreement not more favorable to the recipient of such information than the Confidentiality Agreement and (B) participate in negotiations regarding such Company Takeover Proposal. For purposes of this Agreement, "Company Takeover Proposal" means any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of 25% more of the assets of the Company and its Subsidiaries or 25% or more of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer for Shares or any class of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement, or any other transaction that is intended or could reasonably be expected to prevent the completion of the transactions contemplated hereby.

         (b) Except as expressly permitted by this Section 5.2(b), neither the Company Board nor any committee thereof may (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or the Purchaser, the approval or recommendation by the Company Board or such committee of the Offer, the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Company Takeover Proposal (each, a "Company Acquisition Agreement"). Notwithstanding the foregoing, in the event that prior to the Effective Time and not less than two business days after notice of its intention to do so has been given Parent the Company Board determines in good faith after receipt of a Superior Proposal and, after taking into account the advice of its legal counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders, the Company Board may withdraw or modify its approval or recommendation of the Offer, the Merger or this Agreement, approve or recommend a Company Takeover Proposal, or (iv) terminate this Agreement pursuant to
Section 7.3(c). For purposes of this Agreement, "Superior Proposal" means a Company Takeover Proposal that (x) involves the direct or indirect acquisition or purchase of 75% or more of the assets of the Company and its Subsidiaries or 75% or more of any class of equity securities of the Company or any of its Subsidiaries and (y) which Company Takeover Proposal is otherwise on terms which the Company Board determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) to be reasonably capable of being completed (taking into account all material legal, financial, regulatory and other aspects of the proposal) and more favorable to the Company's stockholders from a financial point of view than the Offer and the Merger, and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Company Board, is capable of being obtained by such third party.

         (c) In addition to the obligations of the Company set forth in Section 5.2(a) and (b), the Company will (i) immediately advise Parent orally and in writing of any request for information or of any Company Takeover Proposal, the material terms and conditions of such request or Company Takeover Proposal and the identity of the Person making such request or Company Takeover Proposal and
(ii) keep Parent reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Company Takeover Proposal.

         (d) Nothing contained in this Section 5.2 will prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that neither the Company nor the Company Board nor any committee thereof may, except as expressly permitted by Section 5.2, withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Offer, this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a Company Takeover Proposal.

         5.3 Filings, Reasonable Efforts.

         (a) Upon the terms and subject to the conditions set forth in this Agreement, the Parties will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things, necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including without limitation, (i) seeking to obtain of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and making of all necessary registrations and filings (including filings with Governmental Entities) and taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) seeking to obtain of all necessary consents, approvals or waivers from third parties, (iii) defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any adverse order entered by any court or other Governmental Entity vacated or reversed and (iv) execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Nothing set forth in this Section 5.3 will limit or affect actions permitted to be taken pursuant to Section 5.2.

         (b) In connection with and without limiting the foregoing, the Company and Parent will, and Parent will cause the Purchaser to, (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger or any of the other transactions contemplated hereby, and (ii) if any state takeover statute or similar statute or regulation becomes applicable thereto, take all action necessary to ensure that the Offer and the Merger and such other transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation thereon.

         5.4 Inspection of Records.

         (a) From the date hereof to the Effective Time, the Company will (i) allow all designated officers, attorneys, accountants and other representatives of Parent reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the parties and their respective Subsidiaries, as the case may be and (ii) furnish to Parent and its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request.

         (b) Subject to the requirements of applicable Law, and except for such actions as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, the Parties will, and will instruct each of their respective Affiliates, associates, partners, employees, agents and advisors to, hold in confidence all such information as is confidential or proprietary, will use such information only in connection with the Offer and the Merger and, if this Agreement is terminated in accordance with its terms, will deliver promptly to the other (or destroy and certify to the other the destruction of) all copies of such information (and any copies, compilations or extracts thereof or based thereon) then in their possession or under their control.

         5.5 Publicity. The initial press release relating to this Agreement will be a joint press release and thereafter the Company and Parent will, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

         5.6 Proxy Statement. Parent and the Company will cooperate and promptly prepare, and Company will file with the SEC as soon as practicable the Proxy Statement and promptly thereafter will mail the Proxy Statement to its stockholders. The Proxy Statement will contain the recommendation of the Company Board that stockholders of the Company approve and adopt this Agreement and approve the Merger and the other transactions contemplated hereby. If at any time prior to the Company Stockholders Meeting any event or circumstance relating to the Company or any of its Subsidiaries or Affiliates, or its or their respective officers or directors, should be discovered by the Company that is required to be set forth in a supplement to any Proxy Statement, the Company shall promptly inform Parent and Purchaser to supplement such Proxy Statement and mail such supplement to its stockholders.

         5.7 Further Actions.

         (a) Each party hereto will, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

         (b) If, at any time after the Effective Time, the Surviving Corporation considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Purchaser or the Company or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Purchaser or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Purchaser or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

         5.8 Insurance; Indemnity.

         (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing in favor of the current or former directors or officers of the Company or each of its Subsidiaries as provided in their respective certificate of incorporation or bylaws (or comparable organizational documents) will be assumed by Parent and Parent will be directly responsible for such indemnification, without further action, as of the Effective Time and will continue in full force and effect in accordance with their respective terms. In addition, from and after the Effective Time, directors and officers of the Company who become or remain directors or officers of Parent or the Surviving Corporation will be entitled to the same indemnity rights and protections (including those provided by directors' and officers' liability insurance) of Parent. Notwithstanding any other provision hereof, the provisions of this Section 5.8 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

         (b) Parent will, and will cause the Surviving Corporation to, maintain in effect for not less than three years after the Effective Time policies of directors' and officers' liability insurance equivalent in all material respects to those maintained by or on behalf of the Company and its Subsidiaries on the date hereof (and having at least the same coverage and containing terms and conditions which are no less advantageous to the Persons currently covered by such policies as insured) with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that if the aggregate annual premiums for such insurance at any time during such period exceed per annum rate of premium currently paid by the Company and its Subsidiaries for such insurance on the date of this Agreement, then Parent will cause the Surviving Corporation to, and the Surviving Corporation will, provide the maximum coverage that shall then be available at an annual premium equal to such rate.

         5.9 Employee Benefits. Employees of the Company or its Subsidiaries as of the Effective Time shall remain employees of the Company or its Subsidiaries, as applicable, immediately following the Effective Time. From and after the Effective Time, the Surviving Corporation will have sole discretion over the hiring, promotion, retention, firing and other terms and conditions of the employment of employees of the Surviving Corporation. Subject to the immediately preceding sentence, Parent will provide, or will cause the Surviving Corporation to provide, for the benefit of employees of the Surviving Corporation or its Subsidiaries who were employees of the Company immediately prior to the Effective Time, at the election of Parent, employee benefit plans that are either (a) in the aggregate substantially comparable to the employee benefit plans provided to such individuals by the Company on the date hereof or (b) in the aggregate substantially comparable to the employee benefit plans provided to similarly situated employees of Parent or its subsidiaries who were not employees of the Company immediately prior to the Effective Time; provided, however, that notwithstanding the foregoing (i) nothing herein will be deemed to require Parent to modify the benefit formulas under any pension plan of the Company in a manner that increases the aggregate expenses thereof as of the date hereof in order to comply with the requirements of ERISA, the Code or the Tax Reform Act of 1986, (ii) employee stock ownership, stock option and similar equity-based plans, programs and arrangements of the Company or any of its Subsidiaries are not encompassed within the meaning of the term employee benefit plans hereunder, (iii) nothing herein will obligate Parent or the Surviving Corporation to continue any particular employee benefit plan for any period after the Effective Time and (iv) Parent may substitute any benefit available to employees whom it determines are similarly situated in other parts of its business for any employee benefit under any such plan. Parent will cause the Surviving Corporation to honor (subject to any withholdings under applicable
Law) all employment, consulting and severance agreements or arrangements to which the Company or any of its Subsidiaries is presently a party, which are specifically disclosed in the Company Disclosure Letter.)

         5.10. Credit Agreement. At and as of the Effective Time, Parent shall provide all necessary funds and shall cause the Company to pay off all outstanding balances under the Credit Agreement.

                            VI. CONDITIONS PRECEDENT

         6.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of each Party to effect the Merger will be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) The Purchaser shall have made, or caused to be made, the Offer and shall have purchased, or caused to be purchased, the Shares pursuant to the Offer, provided, that this condition shall be deemed to have been satisfied with respect to the obligation of the Parent and the Purchaser to effect the Merger if the Purchaser fails to accept for payment or pay for Shares pursuant to the Offer in violation of the terms of the Offer or of this Agreement;

                  (b) This Agreement shall have been approved in the manner required by applicable Law by the holders of the issued and outstanding shares of capital stock of the Company; and

                  (c) No Order or Law enacted, entered, promulgated, enforced or issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition (collectively, "Restraints") preventing the consummation of the Merger shall be in effect.

         6.2 Conditions to Obligation of Parent and Purchaser to Effect the Merger. The obligation of Parent and Purchaser to effect the Merger will be subject to the fulfillment at or prior to the Closing Date (or such other date as may be specified below) of the additional condition that the Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date.

                            ARTICLE VII. TERMINATION

         7.1 Termination by Mutual Consent. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Purchase Date, before or after the approval of this Agreement by the stockholders of the Company, by the mutual consent of Parent and the Company.

         7.2 Termination by Either Parent or Company. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Purchase Date by action of the Board of Directors of either Parent or the Company if (a) the Merger shall not have been consummated by December 31, 1999; provided, that no party may terminate this Agreement pursuant to this
Section 7.2(a) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date, (b) any Governmental Entity shall have issued a Restraint or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Offer, the Merger (or any of the other transactions contemplated by this Agreement) and such Restraint or other action shall have become final and nonappealable or (c) the Offer expires or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder by the Purchaser as a result of the occurrence of any of the events set forth in Annex A.

         7.3 Termination by Company. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Purchase Date, before or after the approval of the Agreement by the stockholders of the Company, by action of the Board of Directors of the Company, if (a) there has been a material breach by Parent or the Purchaser of any representation or warranty contained in this Agreement which is not curable or, if curable, is not cured by December 31, 1999 and such breach would have a Parent Material Adverse Effect, (b) there has been a material breach of any of the covenants set forth in this Agreement on the part of Parent or the Purchaser, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Parent or (c) in accordance with Section 5.2(b).

         7.4 Termination by Parent. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Purchase Date, before or after the approval of the Agreement by the stockholders of the Company, by Parent, if (a) the Board of Directors of the Company shall have (i) withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation of this Agreement, the Offer or the Merger or failed to reconfirm its approval or recommendation within five business days after a written request to do so, (ii) approved or recommended, or proposed publicly to approve or recommend, a third-party Company Takeover Proposal to the Company's stockholders, (iii) caused the Company to take any action referred to in Section
5.2 that would have constituted a breach thereof but for the exceptions thereunder, including without limitation authorizing the Company to enter into a Company Acquisition Agreement, (iv) approved the breach of the Company's obligation under Section 5.2, or (v) resolved to take any of the foregoing actions, (b) there has been a material breach by the Company of any representation or warranty contained in this Agreement which is not curable or, if curable, is not cured by December 31, 1999 and such breach had or would have a Company Material Adverse Effect, (c) there has been a material breach of any of the covenants set forth in this Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within five days after written notice of such breach is given by Parent to the Company or (d) any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than the Parent, Purchaser or any of their respective Affiliates shall have become the beneficial owner of more than 10% of the shares.

         7.5 Effect of Termination and Abandonment; Termination Fee.

         (a) In the event of termination of this Agreement pursuant to this
Article VII, all obligations of the parties hereto will terminate, except the obligations of the parties pursuant to Sections 7.5 and 8.14. In the event of termination of this Agreement, nothing herein will prejudice the ability of the non-breaching party from seeking damages from any other party for any prior breach of this Agreement, including without limitation attorneys' fees and the right to pursue any remedy at law or in equity.

         (b) (i) If this Agreement is terminated at such time that this Agreement is terminable pursuant to Sections 7.2, 7.3(c) or 7.4, then (A) the Company will not later than two business days after receipt of notice from Parent pay to Purchaser an amount equal to Parent's documented Expenses, not to exceed $600,000 and (B) in the event that (x) a Company Takeover Proposal is made known to the Company or any of its Subsidiaries or has been made directly to stockholders generally or any Person publicly announces an intention (whether or not conditional) to make a

Company Takeover Proposal and (y) thereafter this Agreement is terminated (i) by either Parent or the Company pursuant to Section 7.2(a) or (c) or (2) by the Company pursuant to Section 7.3(c) or by Parent pursuant to Section 7.4(a) or
(d) the Company will pay to Purchaser a fee of $1,500,000 cash; provided, however, that, if this Agreement is terminated by Parent as a result of a breach by the Company, Parent may pursue any remedies available to it at law or in equity and will, in addition to its expenses, be entitled to recover such additional amounts as Purchaser may be entitled to receive at law or in equity, in the event of termination by the Company immediately prior to and as a condition of such termination and in the event of a termination by Parent not later than two business days after termination.

         (ii) This Section 7.5(b) will survive any termination of this Agreement. The term "Expenses" means all out-of-pocket fees, costs and other expenses incurred or assumed by Parent or Purchaser or incurred on their behalf in connection with this Agreement or any of the transactions contemplated hereby, including but not limited to in connection with the negotiation, preparation, execution and performance of this Agreement, the structuring and financing of the Merger and the other transactions contemplated hereby, or any commitment or agreements relating to such financing, including, without limitation, fees and expenses payable to all banks, investment banking firms, other financial institutions and other Persons and their respective agents and counsel for arranging, committing to provide or providing any financing for the Merger and any other transactions contemplated hereby or structuring, negotiating or advising with respect to such transactions or financing, and all fees and expenses of counsel, accountants, experts and environmental, actuarial, insurance and other consultants to Parent or Purchaser.

         (iii) The Company acknowledges that the agreements contained in this
Section 7.5 (b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Purchaser would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 7.5(b), and, in order to obtain such payment, Parent or Purchaser commences a suit which results in a judgment against the Company for the fee set forth in this Section 7.5(b) , the Company will pay to Parent and Purchaser their costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Wells Fargo Bank, N.A. in effect on the date such payment was required to be made.

                            VIII. GENERAL PROVISIONS

         8.1 Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement will terminate at the Effective Time, except that the covenants set forth in Sections 5.7, 5.8 and 5.9 will survive the Effective Time indefinitely.

         8.2 Notices. Any notice required to be given hereunder will be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

                  If to Parent or Purchaser:

                           Innovex, Inc.

                           530 11th Avenue South
                           Hopkins, Minnesota 55343
                           Attention: William P. Murnane
                           President and Chief Operating Officer
                           Fax: (612) 979-0424

                  With copies to:

                           Dorsey & Whitney LLP
                           220 South Sixth Street
                           Pillsbury Center South
                           Minneapolis, Minnesota 55402
                           Attention: William B. Payne
                           Fax: (612) 340-8738

                  If to the Company:

                           ADFlex Solutions, Inc.
                           2001 W. Chandler Blvd.
                           Chandler, Arizona 85224
                           Attention: Neil Dial
                           President and Chief Operating Officer
                           Fax: (602) 786-8280

                  With copies to:

                           Fennemore Craig
                           3003 North Central Avenue
                           Suite 2600
                           Phoenix, Arizona 85012-2913
                           Attention: Karen C. McConnell
                           Fax: (602) 816-5507

or to such other address as any party will specify by written notice so given, and such notice will be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

         8.3 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of
Section 5.8, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         8.4 Entire Agreement. This Agreement, Annex A, any documents delivered by the parties in connection herewith and the confidentiality agreement between Parent and the

Company (the "Confidentiality Agreement") , which will survive the execution and delivery of this Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement will be binding upon any party hereto unless made in writing and signed by all parties hereto.

         8.5 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Board of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company but after any such stockholder approval, no amendment will be made which by law requires the further approval of such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         8.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

         8.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

         8.8 Headings. Readings of the Articles and Sections of this Agreement are for the convenience of the parties only, and will be given no substantive or interpretive effect whatsoever.

         8.9 Certain Definitions/Interpretations.

         (a) For purposes of this Agreement:

             (i) An "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

             (ii) "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

             (iii) "Knowledge" of any Person which is not an individual means the knowledge of any of such Person's executive officers after reasonable inquiry.

         (b) When a reference is made in this Agreement to an Article, Section or Annex, such reference will be to an Article or section of, or an Annex to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this

Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

         8.10 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder will not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

         8.11 Incorporation of Annex A. Annex A attached hereto is hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

         8.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

         8.13 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

         8.14 Expenses. All fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.


                                      *****

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

                                   ADFLEX SOLUTIONS, INC.



                                   By:    /s/Steve Sanghi
                                          ---------------------------------

                                   Title: Chairman
                                          ---------------------------------



                                   INNOVEX, INC.


                                   By:    /s/Timothy S. McIntee
                                          ---------------------------------
                                          Timothy S. McIntee

                                   Title: Senior Vice President - Corporate
                                          ---------------------------------



                                   INNOVEX ACQUISITION CORP.


                                   By:    /s/Timothy S. McIntee
                                          ---------------------------------
                                          Timothy S. McIntee

                                   Title: Senior Vice President
                                          ---------------------------------

                                                                         ANNEX A

                      CONDITIONS TO COMPLETION OF THE OFFER


         Notwithstanding any other provision of the Offer, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after expiration or termination of the Offer), to pay for any Shares, and, subject to any such rules or regulations, may postpone the acceptance for payment or payment for any Shares tendered, and, subject to the terms of the Agreement, may amend or terminate the Offer (whether or not any Shares have theretofore been purchased or paid for pursuant to the Offer) (i) unless the following conditions have been satisfied: (a) there have been validly tendered and not withdrawn prior to the Purchase Date that number of Shares which constitutes a majority of the total number of the then outstanding Shares (including for purposes of this calculation all Shares issuable upon exercise of all vested options and all options that will vest on or before December 31, 1999 and conversion of convertible securities or other rights to purchase or acquire Shares) sufficient to approve the Merger (the "Minimum Condition") and (b) any applicable waiting periods under the HSR Act shall have expired or been terminated or (ii) if at any time on or after the date of the Merger Agreement and before the Purchase Date (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following shall have occurred:

                  (i) any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect, or there shall be initiated, instituted or pending any such action having any effect, and which (a) restricts, prevents or prohibits consummation of the transactions contemplated by this Agreement, including the Offer or the Merger, (b) prohibits, limits or otherwise adversely affects the ownership or operation by Parent or any of its Subsidiaries of all or any portion of the business or assets of the Company and its Subsidiaries or compels the Company, Parent or any of their Subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company and its Subsidiaries, or (c) imposes material limitations on the ability of the Purchaser to exercise effectively full rights of ownership of any Shares, including the right to vote any Shares acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders;

                  (ii) the representations and warranties of the Company contained in the Agreement shall not be true and correct in all material respects as of the Purchase Date as though made anew as of such date;

                  (iii) the Company shall not have performed or complied in all material respects with its covenants under the Agreement and such failure continues until the later of (a) 15 calendar days after actual receipt by it of written notice from Parent setting forth in detail the nature of such failure or (b) the Purchase Date;

                  (iv) there shall have occurred any change, effect, event or condition constituting a Company Material Adverse Effect;

                  (v) the Agreement shall have been terminated in accordance with its terms;

                  (vi) the Company Board shall have (a) withdrawn or materially modified (including by amendment of Schedule 14D-9) in a manner adverse to the Purchaser or Parent or taken a position inconsistent with its approval or recommendation of the Offer, the Merger or this Agreement,
         (b) approved or recommended any Company Takeover Proposal, (c) taken any action referred to in Section 5.2 of the Agreement that is prohibited thereby or would be so prohibited but for the exceptions thereto or (d) resolved or publicly disclosed any intention to do any of the foregoing;

                  (vii) there shall have occurred (a) any general suspension of trading in, or limitation on prices for, securities on the NYSE, (b) a decline of at least 10% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Index from the date of the Agreement, (c) the declaration of a banking moratorium or any limitation or suspension of payments in respect of the extension of credit by banks or other lending institutions in the United States, (d) any commencement of war, armed hostilities or other international or national calamity directly involving the United States or having a significant adverse effect on the functionality of financial markets in the United States, or (e) in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof; or

                  (viii) it shall have been publicly disclosed or Parent shall have otherwise learned that (a) any Person or "group" (as defined in Section 13(d) (3) of the Exchange Act), other than Parent or its affiliates or any group of which any of them is a member or any affiliates controlled by it, shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 20% of the outstanding Shares or (b) any Person or group shall have entered into a Company Acquisition Agreement or an agreement in principle with respect thereto.

Notwithstanding the foregoing the institution of an action or suit that challenges the transactions contemplated by this Agreement shall not be deemed the failure of the foregoing conditions except in the circumstances described in clause (i) above.

         The foregoing conditions are for the sole benefit of the Purchaser and may be waived by the Purchaser or Parent on behalf of Purchaser, in whole or in part, from time to time in its sole discretion. The failure by the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right and may be asserted at any time and from time to time.


                                      A-2